EXHIBIT 11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Six Months Ended June 30, 2004		Three Months Ended June 30, 2004
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	5,702	$0.69	5,708	$0.35

Diluted
Average Shares Outstanding	5,702		5,708
Common Stock Equivalents	18		17

	5,720	$0.69	5,725	$0.35

	Six Months Ended June 30, 2003		Three Months Ended June 30, 2003
	Shares	Earnings Per Share	Shares	Earnings Per Share
	(in Thousands)		(in Thousands)
Basic Weighted Average Shares Outstanding	5,702	$0.58	5,702	$0.29

Diluted
Average Shares Outstanding	5,702		5,702
Common Stock Equivalents	14		14

	5,716	$0.58	5,716	$0.29

All per share data has been adjusted to reflect a 5-for-4 stock split effected as a 25% stock dividend on September 1, 2003.